Exhibit 99.1

News Release

NUCOR REPORTS RECORD RESULTS FOR 2005

CHARLOTTE, NORTH CAROLINA, January 27, 2006 – Nucor Corporation (NYSE: NUE) announced today record consolidated net earnings and sales for 2005. Nucor’s consolidated net earnings for 2005 were $1.31 billion ($8.26 per diluted share), an increase of 17% over net earnings of $1.12 billion ($7.02 per diluted share) in 2004. Consolidated net earnings of $341.0 million ($2.18 per diluted share) in this year’s fourth quarter were flat compared with $341.4 million ($2.12 per diluted share) earned in the fourth quarter of 2004 and increased 17% from the $291.9 million ($1.86 per diluted share) earned in the third quarter of 2005. Fourth quarter earnings per share improved 3% over the fourth quarter of 2004 primarily due to a smaller number of shares outstanding during the quarter.

Nucor’s consolidated net sales for 2005 increased 12% to $12.70 billion, compared with $11.38 billion in 2004. Average sales price per ton increased 4% while total tons shipped to outside customers increased 7% from 2004. In the fourth quarter of 2005, Nucor’s consolidated net sales increased 4% to $3.21 billion, compared with $3.09 billion in the fourth quarter of 2004 and increased 6% compared with $3.03 billion from the third quarter of 2005. Average sales price per ton decreased 10% from the fourth quarter of 2004 and increased 10% from the third quarter of 2005. Total tons shipped to outside customers were 5,089,000 tons in the fourth quarter of 2005, an increase of 15% over the fourth quarter of 2004 and a decrease of 4% from the third quarter of 2005.

The average scrap and scrap substitute cost per ton used increased 3% from $238 in 2004 to $244 in 2005, decreased 14% from $278 in the fourth quarter of 2004 to $240 in the fourth quarter of 2005, and increased 11% from $217 in the third quarter of 2005. Total energy costs increased approximately $7 per ton from 2004 to 2005, increased approximately $10 per ton from the fourth quarter of 2004 to the fourth quarter of 2005, and increased approximately $3 per ton from the third quarter of 2005 to the fourth quarter of 2005. Nucor is partially hedged against exposure to increases in energy costs.

Nucor incurred a credit to value inventories using the last-in, first-out (LIFO) method of accounting of $151.6 million in 2005, compared with a charge of $375.9 million in 2004. In the fourth quarter of 2005, the LIFO credit was $3.6 million, compared with a charge of $152.5 million in the fourth quarter of 2004, and a credit of $52.0 million in the third quarter of 2005. The fourth quarter LIFO credit was well below our forecast of $50.0 million.

In 2005, Nucor established company records in its steel mills segment for steel production, total steel shipments and steel sales to outside customers. Steel production was 20,332,000 tons, compared with 19,737,000 tons produced in 2004, an increase of 3%. Total steel shipments increased 6% to 20,669,000 tons in 2005, compared with 19,464,000 tons in 2004. Based on the strength of our bar, plate and beam products, steel shipments to outside customers increased 7% to 19,020,000 tons in 2005, compared with 17,787,000 tons in 2004. In the steel products segment, steel joist production during 2005 increased to 554,000 tons, compared with 522,000 tons in 2004. Steel deck sales increased to a record 380,000 tons in 2005, compared with 364,000 tons in 2004. Cold finished steel sales increased to a record 342,000 tons, compared with 271,000 tons in 2004.

Nucor Executive Offices:        2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000        Fax 704-362-4208        www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR 2005 (Continued)

In 2005, Nucor increased its base dividend and paid a quarterly supplemental dividend, resulting in dividend payments tripling from $69.7 million in 2004 to $209.8 million in 2005. We recently announced an additional increase in the supplemental dividend to $0.50 per share for a total dividend of $0.65 per share to be paid in the first quarter of 2006, compared with the total dividend of $0.40 per share paid in the fourth quarter of 2005.

Nucor repurchased approximately 845,000 shares of Nucor’s common stock at a cost of approximately $46.1 million under a publicly announced stock repurchase program during the fourth quarter of 2005, and repurchased approximately 5.6 million shares at a cost of about $291.2 million during 2005. Approximately 12.9 million shares remain authorized for repurchase.

Nucor expects that the first quarter of 2006 will be another strong quarter, as we continue to benefit from product line diversification. We expect that overall demand and margins for our products will remain strong and that earnings will be in the range of $1.90 to $2.10 per diluted share.

Nucor and affiliates are manufacturers of steel products, with operating facilities in sixteen states. Products produced are: carbon and alloy steel – in bars, beams, sheet and plate; steel joists and joist girders; steel deck; cold finished steel; steel fasteners; metal building systems; and light gauge steel framing. Nucor is the nation’s largest recycler.

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; (4) competitive pressure on sales and pricing, including pressure from imports and substitute materials; and (5) capital investments and their impact on our performance. These and other factors are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2004 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s fourth quarter results on January 27, 2006 at 2:00 pm eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations/Investor Information.

Nucor Executive Offices:        2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000        Fax 704-362-4208        www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR 2005 (Continued)

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except per share data)

	Year Ended December 31,		Quarter Ended December 31,
	2005	2004	2005	2004
NET SALES	$12,700,999	$11,376,828	$3,207,464	$3,088,998

COSTS, EXPENSES AND OTHER:
Cost of products sold	10,085,396	9,128,872	2,509,400	2,445,069
Marketing, administrative and
other expenses	493,560	415,030	147,382	96,052
Interest expense (income), net	4,201	22,352	(3,195)	4,521
Minority interests	110,674	80,894	34,079	20,547
Other income	(9,200)	(1,596)	—	—

	10,684,631	9,645,552	2,687,666	2,566,189

EARNINGS BEFORE
INCOME TAXES	2,016,368	1,731,276	519,798	522,809
Provision for income taxes	706,084	609,791	178,764	181,391

NET EARNINGS	$1,310,284	$1,121,485	$341,034	$341,418

NET EARNINGS PER SHARE:
Basic	$8.34	$7.08	$2.20	$2.14

Diluted	$8.26	$7.02	$2.18	$2.12

AVERAGE SHARES OUTSTANDING:
Basic	157,128	158,383	154,941	159,268
Diluted	158,565	159,754	156,433	160,777

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR 2005 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	Dec. 31, 2005	Dec. 31, 2004
Assets
CURRENT ASSETS:
Cash and short-term investments	$1,837,510	$779,049
Accounts receivable	1,000,629	962,755
Inventories	945,054	1,239,888
Other current assets	288,360	193,256

Total current assets	4,071,553	3,174,948

PROPERTY, PLANT AND EQUIPMENT	2,855,717	2,818,307

OTHER ASSETS	211,517	139,952

TOTAL ASSETS	$7,138,787	$6,133,207

Liabilities and stockholders' equity
CURRENT LIABILITIES:
Long-term debt due within one year	$1,250	$—
Accounts payable	501,624	471,549
Federal income taxes payable	—	28,957
Salaries, wages and related accruals	368,568	320,276
Accrued expenses and other current liabilities	384,257	245,008

Total current liabilities	1,255,699	1,065,790

LONG-TERM DEBT DUE AFTER ONE YEAR	922,300	923,550

DEFERRED CREDITS AND OTHER LIABILITIES	486,910	514,569

MINORITY INTERESTS	194,090	173,313

STOCKHOLDERS' EQUITY:
Common stock	74,120	73,753
Additional paid-in capital	191,850	147,206
Retained earnings	4,709,111	3,688,555
Unearned compensation	(3,287)	(392)
Accumulated other comprehensive income (loss), net of income taxes	46,600	(1,177)

	5,018,394	3,907,945
Treasury stock	(738,606)	(451,960)

Total stockholders' equity	4,279,788	3,455,985

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,138,787	$6,133,207

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR 2005 (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Year Ended December 31,
	2005	2004
Operating activities:
Net earnings	$1,310,284	$1,121,485
Adjustments:
Depreciation	375,054	383,305
Impairment of assets	—	13,200
Deferred income taxes	(29,379)	6,693
Minority interests	110,663	80,892
Settlement of natural gas hedges	12,365	—
Changes in (exclusive of acquisitions):
Accounts receivable	(19,425)	(354,897)
Inventories	337,862	(635,641)
Accounts payable	17,259	130,604
Federal income taxes	(68,331)	35,403
Salaries, wages and related accruals	46,376	228,203
Other	43,887	15,509

Cash provided by operating activities	2,136,615	1,024,756

Investing activities:
Capital expenditures	(331,466)	(285,925)
Investment in affiliates	(41,903)	(82,458)
Disposition of plant and equipment	752	3,094
Acquisitions (net of cash acquired)	(154,864)	(169,646)

Cash used in investing activities	(527,481)	(534,935)

Financing activities:
Proceeds from long-term debt	—	20,000
Issuance of common stock	40,209	68,630
Distributions to minority interests	(89,886)	(84,858)
Cash dividends	(209,752)	(69,676)
Acquisition of treasury stock	(291,244)	—
Termination of interest rate swap agreement	—	4,800

Cash used in financing activities	(550,673)	(61,104)

Increase in cash and short-term investments	1,058,461	428,717
Cash and short-term investments—beginning of year	779,049	350,332

Cash and short-term investments—end of year	$1,837,510	$779,049

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com